Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$1,032,000	$128.48

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

PRICING SUPPLEMENT

Dated March 12, 2018

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018,

Equity Index Underlying Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

Worst of Autocallable

Fixed Rate Notes

▶	$1,032,000 Worst of Autocallable Fixed Rate Notes Linked to the Worst of the Russell 2000® Index and the iShares® MSCI EAFE ETF
▶	18-month term
▶	Semi-annual coupon payments at a rate of 5.70% per annum and to be paid in equal installments
▶	Contingent return of principal
▶	Automatically callable semi-annually at the principal amount plus the applicable coupon on or after September 17, 2018 through March 18, 2019 if the value of each underlying is at or above its initial value
▶	If the Notes are not called, 1.25x leveraged exposure to any decline in the least performing underlying if its return is less than -20%, with a potential loss of 100% of principal
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Worst of Autocallable Fixed Rate Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes is $989.30 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$0.50	$999.50
Total	$1,032,000.00	$516.00	$1,031,484.00

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.05% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Worst of Autocallable Fixed Rate Notes

This pricing supplement relates to a single offering of Worst of Autocallable Fixed Rate Notes. The Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of one index and one exchange traded fund. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Russell 2000® Index (“RTY”) and the iShares® MSCI EAFE ETF (“EFA”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	March 12, 2018
Pricing Date:	March 12, 2018
Original Issue Date:	March 15, 2018
Final Valuation Date:	September 11, 2019, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	September 16, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Feature:	If the Official Closing Value of each Underlying is at or above its Initial Value on any Observation Date, ending on March 13, 2019, the Notes will be automatically called, and you will receive the Principal Amount plus any unpaid coupon payment on the corresponding Coupon Payment Date.
Observation Dates:	3 business days prior to the corresponding Coupon Payment Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Coupon Payment Dates:	September 17, 2018, March 18, 2019 and September 16, 2019, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Coupon Rate:	5.70% per annum, to be paid at the rate of 2.85% semi-annually.
Buffer Value:	For each Underlying, -20%.
Downside Leverage Factor:	1.25x
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus any unpaid coupon payment.

PS-2

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to the Buffer Value:

$1,000

■ If the Reference Return of the Least Performing Underlying is less than the Buffer Value:

$1,000 + [$1,000 × (Reference Return of Least Performing Underlying + 20%) x Downside Leverage Factor]

If the Reference Return of the Least Performing Underlying is less than its Buffer Value, you may lose up to 100% of the Principal Amount.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	$1601.056 with respect to RTY and $70.86 with respect to EFA, each of which is the Official Closing Value of the relevant Underlying on the Pricing Date.
Final Value:	The Official Closing Value of the relevant Underlying on the Final Valuation Date.
CUSIP/ISIN:	40435FWN3 / US40435FWN31
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, beginning on page S-1 of the prospectus supplement, beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its Initial Value on any Observation Date, ending on March 13, 2019. If the Notes are automatically called, investors will receive on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Coupon Rate divided by two. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” on page S-14 in the accompanying prospectus supplement.

The Coupon Rate will be 5.70% per annum and will be paid in equal semi-annual installments.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus the final coupon payment) determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to the Buffer Value:

$1,000

■ If the Reference Return of the Least Performing Underlying is less than the Buffer Value:

$1,000 + [$1,000 × (Reference Return of Least Performing Underlying + 20%) x Downside Leverage Factor]

PS-4

If the Reference Return of the Least Performing Underlying is less than its Buffer Value, you may lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor and Reference Issuer

With respect to the RTY, FTSE Russell is the reference sponsor. With respect to the EFA, iShares, Inc. is the reference issuer.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Reference Return of the Least Performing Underlying will be at or above its Buffer Value.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1.25-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is less than the Buffer Value.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold Notes that will be automatically called on any Observation Date, ending on March 13, 2019, on which the Official Closing Value of each Underlying is at or above its Initial Value.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

▶	You are willing to be exposed to the possibility of early redemption.

▶	You are willing to forgo guaranteed dividends or other distributions paid on the stocks comprising or held by the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Reference Return of the Least Performing Underlying will be below its Buffer Value.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1.25-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is less than the Buffer Value.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Observation Date, ending on March 13, 2019, on which the Official Closing Value of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

▶	You are unwilling to be exposed to the possibility of early redemption.

▶	You prefer to receive dividends or other distributions paid on the stocks comprising or held by the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement, beginning on page S-1 of the accompanying Equity Index Underlying Supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising or held by any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement;

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Reference Return of the Least Performing Underlying is less than its Buffer Value. In this case, the Payment at Maturity will be less than the Principal Amount of the Notes and you will lose 1.25% for each 1% that the Reference Return of the Least Performing Underlying is less than its Buffer Value. You may lose up to 100% of your investment at maturity, excluding the coupon payments. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the value of any of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Reference Return of each Underlying in the Reference Asset is greater than zero, you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupon payments. Under no circumstances, regardless of the extent to which the value of any Underlying appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. All payments to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

PS-7

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not automatically called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose all or some of your initial investment if the Reference Return of the Least Performing Underlying is less than its Buffer Value, even if there is an increase in the value of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of one Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer of the relevant Underlying concerning additions, deletions and substitutions of the constituents comprising such Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the value of such Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of such Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

PS-8

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates and the Final Valuation Date.

The payments on the Notes at maturity (if the Notes are not previously called) will be based on the Official Closing Values of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each Underlying is greater than or equal to its Initial Value during the term of the Notes other than on an Observation Date but then drops on an Observation Date to a value that is less than its Initial Value, the Notes will not be automatically called. Similarly, if the Notes are not called, even if the return of the Least Performing Underlying is greater than or equal to its Buffer Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a percentage that is less than its Buffer Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Final Valuation Date, the Payment at Maturity will be based solely on the Official Closing Value of the Underlyings on the Final Valuation Date.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the value of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies may also be more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and

PS-9

less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The value of the EFA depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EFA and, as a result, the value of the Notes.

The performance and market value of the EFA during periods of market volatility may not correlate with the performance of its underlying index as well as the net asset value per share of the EFA.

During periods of market volatility, securities underlying the EFA may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the EFA and the liquidity of the EFA may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the EFA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EFA. As a result, under these circumstances, the market value of shares of the EFA may vary substantially from the net asset value per share of the EFA. For all of the foregoing reasons, the performance of the EFA may not correlate with the performance of its underlying index as well as the net asset value per share of the EFA, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EFA are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EFA, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of any Underlying on any Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table and examples below illustrate how the coupon payments and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical Underlying performances. The hypothetical returns on the Notes below are numbers, expressed as percentages, which result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples are based on the following terms:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value*:	100 with respect to the RTY and $100 with respect to the EFA

▶	Buffer Value:	with respect to each Underlying, -20%

▶	Coupon Rate:	5.70% per annum (2.85% for each six-month period in which it is payable).

* The Initial Values are set forth on page PS-3.

Summary of the Examples

	Notes Are Called on an Observation Date		Notes Are Not Called on Any Observation Date
	Example 1		Example 2		Example 3
	RTY	EFA	RTY	EFA	RTY	EFA
Initial Value	100	$100	100	$100	100	$100
Buffer Value	-20%	-20%	-20%	-20%	-20%	-20%
Official Closing Values / Percentage Changes on the First Observation Date	110/ 10%	$95/ -5%	105/ 5%	$85/ -15%	90/ -10%	$105/ 5%
Official Closing Values / Percentage Changes on the Second Observation Date	110/ 10%	$105/ 5%	90/ -10%	$105/ 5%	105/ 5%	$95/ -5%
Official Closing Values / Percentage Changes on the Final Valuation Date	N/A	N/A	110/ 10%	$80/ -20%	100/ 0%	$60/ -40%
Number of Coupon Payment Dates (including the Maturity Date, if applicable)	2		3		3
Coupon payment amounts prior to maturity	2 x $28.50 = $57.00		2 x $28.50 = $57.00		2 x $28.50 = $57.00
Principal Amount payment upon automatic call	$1,000		N/A		N/A
Payment at Maturity	N/A		$1,028.50		$778.50
Return of the Notes	5.70%		8.55%		-16.45%

PS-11

Example 1—The Official Closing Value of each Underlying on the second Observation Date is greater than or equal to its Initial Value and each Underlying.

Because the Official Closing Value of each Underlying on the second Observation Date is at or above its Initial Value, the Notes will be called and you will receive $1,028.50 per Note, reflecting the Principal Amount plus the final coupon. When added to the coupon payment of $28.50 received in respect of the prior Observation Dates, we will have paid you a total of $1,057.00 per Note, resulting in a 5.70% return on the Notes.

Example 2— The Notes are not called, the Reference Return of the Least Performing Underlying is greater than or equal to its Buffer Value.

Because the Reference Return of the Least Performing Underlying is greater than or equal to its Buffer Return, you will receive $1,000 per $1,000 in Principal Amount plus the final coupon, calculated as follows:

Payment at Maturity = $1,000 + $28.50 = $1,028.50

When added to the coupon payments of $57.00 received in respect of prior Observation Dates, we will have paid you a total of $1,085.50 per Note, resulting in an 8.55% return on the Notes.

Example 3— The Notes are not called and the Reference Return of the Least Performing Underlying is less than its Buffer Value.

Because the Reference Return of the Least Performing Underlying is less than its Buffer Value, you will receive $835.50 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (Reference Return of Least Performing Underlying + 20%) x Downside Leverage Factor] + final coupon

Payment at Maturity = $1,000 + [$1,000 × (-40.00% + 20%) x 1.25] + $28.50 = $778.50

When added to the coupon payments of $57.00 received in respect of prior Observation Dates, we will have paid you total of $835.50, resulting in a -16.45% return on the Notes.

If the Notes are not called and the Reference Return of the Least Performing Underlying is less than its Buffer Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1.25:1 basis, and you could lose up to 100% of your principal at maturity, not including the value of the coupon payments made.

PS-12

INFORMATION RELATING TO THE UNDERLYINGS

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of February 28, 2018 were: Financial Services, Health Care, Technology, Producer Durables and Consumer Discretionary.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from January 1, 2008 through March 12, 2018. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on any Observation Date or the Final Valuation Date.

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.

As of February 28, 2018, the MSCI EAFE Index consisted of the following 21 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The returns of the EFA may be affected by certain management fees and other expenses, which are detailed in its prospectus.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” beginning on page S-24 of the accompanying ETF Underlying Supplement.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing values from January 1, 2008 through March 12, 2018. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

PS-13

The historical values of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EFA on any Observation Date or the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	78.50	68.31	71.90
4/1/2008	6/30/2008	78.52	68.10	68.70
7/1/2008	9/30/2008	68.70	53.08	56.30
10/1/2008	12/31/2008	56.30	35.71	44.87
1/2/2009	3/31/2009	45.44	31.69	37.59
4/1/2009	6/30/2009	49.04	37.59	45.81
7/1/2009	9/30/2009	55.81	43.91	54.70
10/1/2009	12/31/2009	57.28	52.66	55.30
1/4/2010	3/31/2010	57.96	50.45	56.00
4/1/2010	6/30/2010	58.03	46.29	46.51
7/1/2010	9/30/2010	55.42	46.51	54.92
10/1/2010	12/31/2010	59.46	54.25	58.23
1/3/2011	3/31/2011	61.91	55.31	60.09
4/1/2011	6/30/2011	63.87	57.10	60.14
7/1/2011	9/30/2011	60.80	46.66	47.75
10/3/2011	12/30/2011	55.57	46.45	49.53
1/3/2012	3/30/2012	55.80	49.15	54.90
4/2/2012	6/29/2012	55.51	46.55	49.96
7/2/2012	9/28/2012	55.15	47.62	53.00
10/1/2012	12/31/2012	56.88	51.96	56.82
1/2/2013	3/29/2013	59.89	56.82	58.98
4/1/2013	6/28/2013	63.53	57.03	57.38
7/1/2013	9/30/2013	65.05	57.38	63.79
10/1/2013	12/31/2013	67.06	62.71	67.06
1/1/2014	3/31/2014	68.03	62.31	67.17
4/1/2014	6/30/2014	70.67	66.26	68.37
7/1/2014	9/30/2014	69.25	64.12	64.12
10/1/2014	12/31/2014	64.51	59.53	60.84
1/1/2015	3/31/2015	65.99	58.48	64.17
4/1/2015	6/30/2015	68.42	63.49	63.49
7/1/2015	9/30/2015	65.46	56.25	57.32
10/1/2015	12/31/2015	62.06	57.32	58.75
1/1/2016	3/31/2016	58.75	51.38	57.13
4/1/2016	6/30/2016	59.87	52.64	55.81
7/1/2016	9/30/2016	59.86	54.44	59.13
10/1/2016	12/31/2016	59.20	56.20	57.73
1/1/2017	3/31/2017	62.60	58.09	62.29
4/1/2017	6/30/2017	67.22	61.44	65.20
7/1/2017	9/30/2017	68.48	64.83	68.48
10/1/2017	12/31/217	70.80	68.42	70.31
1/1/2018	3/12/2018*	75.25	68.30	70.86

* This pricing supplement includes information for the first calendar quarter of 2018 for the period from January 1, 2018 through March 12, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

PS-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated using the actual number of days in the applicable quarter, and on the basis of a 360-day year In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return for each Underlying, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.05% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

PS-15

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the accompanying prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is included in, or owned by, an Underlying, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is included in, or owned by the Underlyings, as the case may be, and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the annual coupon rate of 5.70% on the Notes among interest on the Deposit and Put Premium, 2.45% constitutes interest on the Deposit and 3.25% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

PS-16

TABLE OF CONTENTS

Pricing supplement

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$1,032,000 Worst of Autocallable Fixed
Rate Notes

March 12, 2018

Pricing Supplement

General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-11
Information Relating to the Underlyings	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-16
Validity of the Notes	PS-17

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSETM 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index®	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ-100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ TrustSM, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58